UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2016

Rennova Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

_____________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On March 31, 2016, Rennova Health, Inc., a Delaware corporation (the "Company"), entered into an agreement to sell certain of its accounts receivable. The receivables sold had an estimated collectable value of $8,700,000 and have been adjusted down to approximately $4,300,000 in our books and records. The purchase price for the accounts receivable sold was $5,000,000. In exchange for the purchase price, the purchaser received the right to: (i) a 20% per annum investment return from the Company on the purchase price, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the purchaser has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company's payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the purchaser receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the purchaser equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000.

ITEM 2.01. Completion of the Acquisition or Disposition of Assets

Reference is made to the disclosure set forth in Item 1.01.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the disclosure set forth in Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2016	RENNOVA HEALTH, INC.

By: /s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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